Exhibit 99.1

              Georgia Gulf Announces Third Quarter Net Income Will
                  be About $3 Million Lower Due to Plant Outage


    ATLANTA, Aug. 12 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation
(NYSE: GGC) announced today that third quarter earnings will be lower by approximately $3 million after taxes, or $.09 per diluted share, as a result of an unscheduled outage at the company's vinyl chloride monomer (VCM) plant in Plaquemine, Louisiana. The outage occurred on July 31 and start-up of the plant is scheduled for August 14. Normal production rates will resume shortly thereafter.

    The outage will not result in a loss of sales volume as the company has been able to ship from inventory and shift production to its other VCM plants. The company expects that customers will receive shipments as scheduled.
The reduction in earnings is primarily the result of the fixed manufacturing expenses being absorbed by lower production volume as well as costs associated with repairing the plant.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

    These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on 10Q.


    CONTACT:  Dick Marchese
              VP of Finance and CFO
              770-395-4531


SOURCE  Georgia Gulf Corporation
    -0-                             08/12/2003
    /CONTACT: Dick Marchese, VP of Finance and CFO of Georgia Gulf Corporation, +1-770-395-4531/
    (GGC)

CO:  Georgia Gulf Corporation
ST:  Georgia
IN:  CHM
SU:  ERP